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                                                               Exhibit 99(c)(2)

                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is dated as of November 19, 1998 by and among Reno Air, Inc., a Nevada corporation (the "Company"), American Airlines, Inc., a Delaware corporation ("American"), and Vicki W. Bretthauer (the "Executive").

The Executive, the Company, and American agree as follows:

1. Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in Appendix l entitled "Employment Agreement Definitions."

2. Employment. American agrees to employ the Executive and the Executive agrees to be employed by American on the terms and conditions hereinafter set forth during the Employment Period.

3. Compensation and Benefits. The compensation and benefits payable to Executive for all services rendered by the Executive under this Agreement shall be as follows:

(a) Salary. During the Employment Period, the Executive shall receive a minimum base salary at the rate of $125,000 per year. Such salary shall be (i) payable no less frequently than on a monthly basis in accordance with American's standard payroll practices (and pro-rated for any partial pay period), and (ii) subject to review and increase (but not decrease) at any time at the discretion of the Board.

(b) Incentive Compensation. During the Employment Period, the Executive shall be entitled to receive benefits (including but not limited to the target level award) commensurate for level 8 employees provided for under American's incentive compensation plan. If this Agreement is in effect at the time payments under American's 1999 incentive compensation plan are made, then the Executive's benefits under the plan will be calculated as if the Executive had been a participant in the Plan since January 1, 1999.

(c) Performance Share Awards. During the Employment Period, the Executive shall be entitled to receive awards of deferred stock pursuant to AMR Corporation's Performance Share Program with terms and conditions similar to those of other level 8 participants in the program. The number of shares granted will be the same as the yearly number of shares awarded to other level 8 employees. The Executive agrees that she shall only be eligible to participate in AMR Corporation's 1999 Performance Share Program to the extent provided in Section 3(n).

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(d)      Career Equity Awards.  During the Employment Period, the Executive
         shall be entitled to receive awards of deferred stock pursuant to AMR Corporation's Career Equity Program with terms and conditions similar to those of other level 8 participants in the program. The number of shares granted will be the same as the yearly number of shares awarded to other level 8 employees. The Executive agrees that she shall only be eligible to participate in AMR Corporation's 1999 Career Equity Program to the extent provided in Section 3(n).

(e) Business Expenses. During the Employment Period, American shall reimburse the Executive promptly for all reasonable travel and other business expenses incurred by her in the performance of her duties and responsibilities, subject to American's policies with respect to substantiation and documentation.

(f) Company Stock Options. Prior to or contemporaneously with the Effective Time of the Merger, the Executive shall be entitled to exercise any stock options granted under the Prior Agreement. All unexercised options will be canceled at the Effective Time of the Merger.

(g) American Stock Options. During the Employment Period, American shall grant to the Executive the same yearly number of options which are usually granted to a level 8 employee on the same or similar terms and conditions. The Executive agrees that she shall only receive stock options in 1999 to the extent provided in Section 3(n).

(h) Airline Travel. During the Employment Period, American shall provide or cause to provide to the Executive, the Executive's Spouse, the Executive's Parents and the Executive's Eligible Children the same travel privileges accorded to American's level 8 employees (the "Airline Travel Benefits").

(i) Other Benefits. During the Employment Period, the Executive and, to the extent applicable, the Executive's family, dependents and beneficiaries, shall each participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to level 8 employees of American. Such benefits, plans and programs may include, without limitation, profit sharing plans, thrift plans, health insurance or health care plans, life insurance, disability insurance, pension and other retirement plans, pass privileges, interline travel benefits, and the like.

(j) Vacation. During the Employment Period, the Executive may take up to 4 weeks of paid vacation a year.

(k)      Company Car. During the Employment Period, American shall provide the

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         Executive with a company car, or, at its option, American may substitute a cash allowance therefor.

(l) Indemnification. American shall provide or cause to be provided to the Executive indemnification against all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement in connection with any threatened, pending, or completed action, claim, suit or proceeding, whether civil, criminal, administrative, or investigative (including an action by or in the right of the Company) by reason of the Executive's having served as a director, officer or employee of the Company or any affiliate of the Company. American shall advance fees (including attorneys' fees) incurred by the Executive in the defense of any such action, claim, suit, or proceeding, and American shall maintain customary directors and officers liability insurance coverage. These provisions supplement and are not in lieu of any rights granted to the Company's officers and directors under the Company's articles of incorporation, bylaws, any corporate document (including insurance policies), or applicable law. American shall pay, or promptly reimburse on an as-incurred basis to the Executive, the reasonable fees and expenses of the Executive's legal counsel for its services rendered in connection with, the Executive's enforcement of this Agreement; provided, that if the Executive institutes any proceeding to enforce this Agreement and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall pay all costs and expenses, including attorneys' fees, of the Executive and American.

(m) Relocation Assistance. In the event that this Agreement: (i) is terminated by American (other than for Cause), (ii) is terminated by the Executive with Good Reason, or (iii) expires upon the occurrence of the Non-Renewal Event and the Executive relocates from the Reno area within 12 months after the date of termination or the Non-Renewal Event, American will reimburse or pay the Executive for basic and customary closing costs and the reasonable costs of packing and moving to a location in the continental United States selected by the Executive up to a maximum amount of $35,000, substantiated by actual receipts.

(n) Merger Bonus and 1999 Equity Grants. Upon the Effective Time of Merger, Executive shall receive (i) a payment equal to 150% of the Executive's annual base salary as set forth in Section 3(a); (ii) 2,500 stock options, with an exercise price equal to the fair market value of AMR common stock on the day of grant, subject to terms and conditions similar to those of other level 8 participants; (iii) 1,000 shares of deferred stock, subject to terms and conditions similar to those of other level 8 participants in AMR Corporation's Performance Share Program and (iv) 1,000 shares of deferred stock, subject to terms and conditions similar to those of other level 8 participants in AMR Corporation's Career Equity

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         Program.

(o) American Service Credit. During the Employment Period, American shall calculate any years of service credit as if the Executive had been an employee of American as of the date of the Prior Agreement.

4.       Termination and Termination Benefits

(a) Termination by American for Cause. American may terminate the Executive's employment for Cause. If the Chief Executive Officer of American determines in good faith that the Executive should be terminated for Cause, American shall send written notice to the Executive setting forth in reasonable detail the nature of the Cause. If terminated for Cause, the Executive will be entitled to no additional compensation other than salary accrued prior to the effective date of termination.

(b) Termination by American without Cause. The Executive's employment may be terminated by American without Cause provided that the Executive is afforded at least 30 days' prior written notice of such termination.

(c) Termination by the Executive. The Executive may terminate her employment with or without Good Reason by giving American not less than 30 days' prior written notice of termination of her employment, and she shall not be required to render any services to American after the date set forth in the notice of termination. In the event of a termination by the Executive without Good Reason, the Executive shall be entitled to no additional compensation other than salary accrued prior to the effective date of termination.

(d) Benefits Upon Termination Without Cause or for Good Reason. If this Agreement is terminated by American without Cause, or this Agreement is terminated by the Executive with Good Reason: (i) American shall pay to the Executive 2 times the Executive's annual base salary as set forth in Section 3(a); (ii) the Executive shall be entitled to receive medical, dental, life insurance, vision and similar benefits as well as Airlin Travel Benefits up until the 30-month anniversary of the Effective Time of the Merger as if the Executive continued to be a full time level 8 employee, and (iii) the Executive shall be entitled to exercise any stock options that were vested on the date of termination. The amount that would be due and payable under sub-clause (i) of this
         Section 4(d) shall be paid to the Executive in three equal installments on each of the 30th, 60th, and 90th day after the date of termination (or the immediately succeeding business day if any such day is not a business day). The Executive acknowledges that payments and benefits received pursuant to this Section 4(d) are in lieu of any other amounts to which the employee may be entitled upon

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         termination.

(e) Benefits Upon Expiration of the Employment Period. If upon expiration of the Employment Period, the Executive is not offered or does not accept a position with American (the "Non-Renewal Event"), the Executive shall be entitled to receive the same payments and benefits as if she had been terminated by American without Cause. The Executive acknowledges that payments and benefits received pursuant to this
         Section 4(e) are in lieu of any other amounts to which the employee may be entitled upon termination.

(f) Continued Employment with American. If upon expiration of the Employment Period, the Executive is offered and accepts a position with American, the Executive will receive a payment equal to 2 times her annual base salary as set forth in Section 3(a). Thereafter, the Executive's ongoing salary and benefits (including any travel privileges) shall be commensurate with the level of the position accepted by the Executive; provided, however, that the Executive shall be entitled to the Airline Travel Benefits accorded to American's level 8 employees up until the 30-month anniversary of the Effective Time of the Merger.

(g) No Duty to Mitigate/No Non-Compete. The Executive has no duty or obligation to mitigate the expenditures for salaries, bonuses, benefits or otherwise after termination of this Agreement and/or cessation of employment with American. Nothing in this Agreement is intended to serve as a "noncompete" or other limitation on the future employment opportunities for the Executive after termination of this Agreement.

5. Confidential Information. The Executive shall maintain a fiduciary duty to the Company and American for all confidential information, knowledge or data relating to the Company, American or any of their affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or American or any of their affiliates until such confidential information, knowledge or data become a matter of public record through disclosure by a person or persons other than the Executive or her representatives and which does not involve communication or disclosure, directly or indirectly, by the Executive or her representatives. The Executive shall not communicate or disclose any such information, knowledge, or data to anyone other than the Company, American and those designated by the Company or American. After termination of the Executive's employment with American, the Executive shall return all confidential and proprietary information in her possession or under her control and shall not, without the prior written consent of American, communicate or disclose any such information, knowledge or data to anyone other than American and those designated by American. Willful violation of this paragraph 5 shall void this Employment Agreement.

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6.       Successors and Assigns. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement is personal to the Executive and without the prior written consent of American shall not be assignable by the Executive other than by will or the laws of descent and distribution.

7.       General Contract Provisions.

(a) Governing Law/Headings/Amendments/Entire Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement contains the entire understanding of the Company, American, and the Executive with respect to the subject matter hereof and supersedes any and all other agreements (other than the Prior Agreement), either oral or written, between the Company and the Executive or American and the Executive with respect to the subject matter hereof effective immediately. All provisions of the Prior Agreement relating to the obligations of the Company or any successor to the QQ Business (as that term is defined in the Prior Agreement) (i) upon a Change in Control (as that term is defined in the Prior Agreement), (ii) as to post-Employment Period Airline Travel and Club Benefits (as that term is defined in the Prior Agreement) and (iii) lifetime medical coverage are superceded in their entirety by this Agreement effective immediately. All other provisions of the Prior Agreement shall be superseded in their entirety by this Agreement as of the Effective Time of the Merger.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Executive: to her address as set forth in the personnel records of the Company, if to the Company: to Reno Air, Inc., 220 Edison Way, Reno, Nevada 89502, Attention: Chief Executive Officer, with a copy to the attention of the Company's Corporate Secretary, if to American: American Airlines, Inc., 4333 Amon Carter Boulevard, MD 5675 HDQ, Fort Worth, Texas 76155, Attention:
         Corporate Secretary; or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) Enforceability Issues. If any benefits to which the Executive shall otherwise be

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         entitled hereunder are not permitted to be provided to the Executive under any governing plan document or applicable law governing the payment or provision of such benefits, the Company shall pay or provide equivalent benefits to the Executive (or her representatives in the case of death). The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. To the extent the provisions of
         Section 3(l) are inconsistent with the terms regarding subrogation in any officers' and directors' liability coverage, the terms of such insurance coverage shall prevail. A party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision thereof.

(d) Withholdings. American may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Release. The Executive agrees, on behalf of herself and all of her heirs or personal representatives, to release the Company, American, its parent company, AMR Corporation, all subsidiaries of either, and all of their present or former officers, directors, agents, employees, employee benefit plans and the trustees, administrators, fiduciaries and insurers of such plans from any and all claims for relief of any kind, whether known to the Executive or unknown, which in any way arise out of or relate to the Executive's employment at the Company, concerning events occurring at any time up to the date set forth in the introductory paragraph; provided that by accepting the Merger Bonus described in Section 3(n), the Executive shall be deemed to have restated this release to include all claims with respect to all events occurring at any time up to the Effective Time of the Merger.

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IN WITNESS WHEREOF, the Executive, the Company and American have executed this
Employment Agreement as of the date first above written.



Reno Air, Inc. (the "Company")


By:      /s/ Joseph R. O'Gorman
         ------------------------------------------
         Name: Joseph R. O'Gorman
               ------------------------------------
         Title:    Chairman, Chief Executive
               ------------------------------------
                     Officer and President
               ------------------------------------



American Airlines, Inc. ("American")


By:      /s/ Gerard J. Arpey
         ------------------------------------------
         Name: Gerard J. Arpey
         ------------------------------------------
         Title:    Senior Vice President -
               ------------------------------------
                     Finance and Planning
               ------------------------------------



/s/ Vicki W. Bretthauer
---------------------------------------------------
Executive

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                                                                      Appendix l

                        Employment Agreement Definitions

"Airline Travel Benefits" is defined in Section 3(h).

"American" shall mean American Airlines, Inc.

"Board" shall mean the Board of Directors of American.

"Cause" shall mean (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of American, (ii) repeated violations by the Executive of the Executive's obligations under this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from American or,
(iii) the conviction of the Executive of a felony.

"Company" shall mean the Company as defined above.

"Eligible Child" shall mean the Executive's "dependent children" as defined under American's non-revenue travel policies.

"Employment Period" shall mean the 24 month period commencing as of the Effective Time of the Merger.

"Executive's Parents" shall mean those family members defined as "Parents" under American's non-revenue travel policies.

"Executive's Spouse" shall mean that family member defined as "Spouse" under American's non-revenue travel policies.

"Effective Time of the Merger" shall have the meaning set forth in the Merger Agreement between the Company and American, dated as of November 19, 1998.

"Good Reason" shall mean any one or more of the following: (i) any failure by American to comply with its obligations under this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by American promptly after receipt of notice thereof given by the Executive, (ii) American's requiring the Executive to be based at any office or location other than within 35 miles of the Reno/Lake Tahoe International Airport, except for travel reasonably required in the performance of the Executive's responsibilities, or (iii) the assignment to the Executive of duties inconsistent with a reasonable level of management responsibilities commensurate with the Executive's level of experience, excluding for this purpose an

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isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by American promptly after receipt of notice thereof given by the Executive.

"Non-Renewal Event" is defined in Section 4(e).

"Prior Agreement" shall mean that Employment Agreement, dated March 26, 1998 between Company and Executive.

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